Exhibit 99.1

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

Charles M. Shaffer

Executive Vice President and

Chief Financial Officer

Seacoast Banking Corporation of Florida

(772) 221-7003

FOR IMMEDIATE RELEASE

SEACOAST TO ACQUIRE FIRST GREEN BANCORP, INC.,

EXPANDING ITS PRESENCE IN THE ATTRACTIVE ORLANDO AND FORT LAUDERDALE MARKETS

Acquisition of $731 Million Asset Bank Expected to Be Significantly Earnings-Accretive in 2019; Strengthens Seacoast’s Leadership Position in Florida’s 3rd-Largest and Fastest-Growing Orlando MSA and expands the franchise in Fort Lauderdale

STUART, Fla., June 11, 2018 (GLOBE NEWSWIRE)—Seacoast Banking Corporation of Florida (“Seacoast”) (NASDAQ: SBCF), the holding company for Seacoast National Bank (“Seacoast Bank”), announced today that it has signed a definitive agreement to acquire First Green Bancorp, Inc., (“First Green”) the holding company for First Green Bank, in a transaction that will expand Seacoast’s presence in the attractive Orlando market and bolster its franchise in Fort Lauderdale.

Pursuant to the terms of the merger agreement, First Green, headquartered in Orlando, will be merged with and into Seacoast, and First Green Bank will be merged with and into Seacoast Bank. Organized in 2009, First Green has deposits of approximately $629 million and loans of $629 million, and will increase Seacoast’s deposits in Orlando by 49% to approximately $1,420 million.

First Green operates seven branches in the Orlando, Daytona, and Fort Lauderdale markets, and will add five branches in the Orlando MSA, increasing Seacoast’s presence, which it entered into with the acquisition of The BANKshares, Inc. in October 2014 and expanded with the acquisition of Floridian Financial Group in March 2016 and BMO Harris’ Orlando banking operations in June 2016.

“This acquisition brings Seacoast a highly complementary banking institution in a transaction with excellent economics, strengthening our position in Orlando, which is already at scale, and our overall franchise in the state,” said Dennis S. Hudson III, Seacoast Chairman and CEO. “First Green builds upon our three previous Orlando acquisitions and subsequent organic growth, adding five branches and increased assets, deposits and distribution to our strong position in Florida’s third largest MSA. We look forward to welcoming First Green’s employees and customers to the Seacoast family.”

“We set out in 2009 to establish a differentiated bank with an environmental and social mission. As we take the next step in our bank’s journey, we are delighted to partner with Seacoast, a highly respected institution with a more than 90-year history of serving Florida,” said Kenneth E. LaRoe, Founder and Chairman of First Green. “Seacoast is recognized as one of the most innovative community banks in the nation, and we look forward to introducing their innovative suite of mobile and other products to our customers.”

Under the terms of the merger agreement, First Green shareholders will receive 0.7324 shares of Seacoast common stock for each share of First Green common stock. Based on Seacoast’s 10-day volume weighted average price of $31.40 as of June 8, 2018, the transaction is valued at approximately $132.6 million or $23.00 per share (which includes cashing out the First Green options). Closing of the acquisition is expected early in the fourth quarter of 2018 following receipt of approvals from regulatory authorities, the approval of First Green shareholders and the satisfaction of other customary closing conditions.

Seacoast expects the First Green acquisition to be over 10% accretive to earnings per share in 2019, excluding one-time transaction costs, and have a tangible book value earn-back period of less than one year using the crossover method. The transaction also is expected to provide an internal rate of return of over 25 percent.

Orlando, representing Florida’s third largest MSA, is benefiting from an increasingly diversified economy. U.S. Census Bureau data ranked the Orlando MSA eighth in the nation in economic growth in 2017, and Orlando led Florida in job creation last year.

Raymond James & Associates, Inc. served as financial advisor and Alston & Bird LLP served as legal counsel to Seacoast. Hovde Group served as financial advisor and Smith Mackinnon PA served as legal counsel to First Green.

Investor Conference Call

Seacoast will host a conference call on Tuesday, June 12, 2018 at 11:00 a.m. (Eastern Time) to discuss the acquisition. Investors may call in (toll-free) by dialing (888) 424-8151 passcode: 7688 168#. Slides will be used during the conference call and may be accessed at Seacoast’s website at SeacoastBanking.com by selecting “Presentations” under the heading “News/Events.” A replay of the call will be available for one month, beginning late afternoon of June 12, 2018, by dialing (888) 843-7419 and using passcode 7688 168#.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Seacoast’s website at SeacoastBanking.com. The link is located on the IR Home page under the heading “Webcasts.” Beginning the afternoon of June 12, an archived version of the webcast can be accessed from this same section of the website. The archived webcast will be available for one year.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $5.9 billion in assets and $4.7 billion in deposits as of March 31, 2018. The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, 49 traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast Bank, and five commercial banking centers. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties. More information about the Company is available at SeacoastBanking.com.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Seacoast will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a proxy statement of First Green and a prospectus of Seacoast, and Seacoast will file other documents with the SEC with respect to the proposed merger. A definitive proxy statement/prospectus will be mailed to shareholders of First Green. Investors and security holders of Seacoast and First Green are urged to read the entire proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Seacoast through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Seacoast will be available free of charge on Seacoast’s internet website or by contacting Seacoast.

Seacoast, First Green, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Seacoast is set forth in its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on April 6, 2018 and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, or expect to acquire, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ materially from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative, tax and regulatory changes; changes in accounting policies, rules and practices; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses. The risks relating to the proposed First Green merger include, without limitation: the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on issues related to the proposed merger; unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time- consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2017, under “Special Cautionary Notice Regarding Forward-looking Statements” and “Risk Factors”, and otherwise in our SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.